EXHIBIT 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 3, 2009, with respect to the consolidated balance sheets of SouthCrest Financial Group, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008 included in SouthCrest Financial Group, Inc.’s 2008 Annual Report on Form 10-K incorporated by reference herein.  As discussed in note 1 to the consolidated financial statements, effective January 1, 2008, the Company has adopted EITF Issue 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of endorsement Split-Dollar Life Insurance Arrangements.

/s/ Dixon Hughes PLLC

Atlanta, Georgia
October 16, 2009